Page 2 of 3
                 U. S. Securities and Exchange Commission
                         Washington, D. C. 20549


                                  FORM 4


               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed  pursuant to Section 16(a) of the Securities Exchange  Act  of  1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.   Name and Address of Designated Filer
          Southwest Royalties, Inc.
          407 N. Big Spring Street
          Midland, TX  79701

2.   Issuer Name and Ticker or Trading Symbol
          Southwest Royalties Institutional Income Fund VII-B, L.P.

3.   IRS or Social Security Number of Designated Filer
          75-1917432

4.   Statement for Month/Year
          May 1999

5.   If Amendment, Date of Original
          N/A

6.   Relationship of Designated Filer to Issuer
                Southwest Royalties, Inc. as Managing General Partner, of the issuer.

7.   Individual or Joint/Group Filing
              Form filed by One Reporting Person
           X  Form filed by More than One Reporting Person


                                 TABLE I

1.   Title of Security
          Limited partnership interest

                                                Units
 Date     Code    Units   Acquired    Price     Owned   Ownership    Nature
 ----     ----    -----   --------    -----     -----   ---------    ------
05-28-99   P       5.00       A       $80.08  1,765.50      I           *
05-21-99   P       6.00       A       $77.41  1,771.50      I           *
05-14-99   P      13.00       A       $80.08  1,784.50      I           *
05-21-99   P       4.00       A       $85.54  1,788.50      I           *

*    Southwest Royalties, Inc. as Managing General Partner, of the issuer.

                                SIGNATURES


By:  /s/ Bill E. Coggin                 By:  /s/ H.H. Wommack, III
     ----------------------------------      ------------------------------
------
     Signed on behalf of Southwest           H.H. Wommack, III, President,
     Royalties, Inc. the Managing            CEO, Treasurer and Director of
     General Partner of the issuer           Southwest Royalties, Inc. the
     by Bill E. Coggin, Vice President       Managing General Partner
     and CFO

Date:     June 8, 1999                            Date:     June 8,
1999



By:  /s/ Bill E. Coggin                 By:  /s/ H. Allen Corey
     ----------------------------------      ------------------------------
------
     Bill E. Coggin, Vice-President          H. Allen Corey, Secretary and
       and  CFO  of  Southwest  Royalties,          Director  of  Southwest
Royalties,
      Inc.  the  Managing General Partner       Inc. the  Managing  General
Partner

Date:         June 8, 1999                            Date:     June 8,
1999



By:  /s/ Paul L. Morris                 By:  /s/ Jon P. Tate
     ----------------------------------      ------------------------------
------
     Paul L. Morris, Director of             Jon P. Tate, Vice-President of
      Southwest Royalties, Inc. the           Land and Assistant  Secretary
of
     Managing General Partner                Southwest Royalties, Inc. the
                                             Managing General Partner

Date:          June 8, 1999                            Date:     June 8,
1999



By:  /s/ Richard B. Morton              By:  /s/ R. Douglas Keathley
     ----------------------------------      ------------------------------
------
      Richard  B.  Morton, Chief Operating      R. Douglas Keathley,  Vice-
President
      Officer  of  Southwest Royalties,         of Operations of  Southwest
Royalties
      Inc.  the  Managing General Partner       Inc. the  Managing  General
Partner

Date:       June 8, 1999                            Date:     June 8,
1999



By:  /s/ J Steven Person
     ----------------------------------
     J Steven Person, Vice-President of
     Marketing of Southwest Royalties,
     Inc. the Managing General Partner

Date:                                   June 8, 1999

                                ATTACHMENT

Designated Filer:
   Southwest Royalties, Inc.

Issuer Name and Ticker or Trading Symbol:
   Southwest Royalties Institutional Income Fund VII-B, L.P.

Statement for Month/Year
   May 1999

Reporting Persons of Group Filing:
----------------------------------
Name of Reporting Person           Street Address
Social Security Number             City, State and Zip Code
------------------------           ---------------------------

Wommack, H. H. III                 407 N. Big Spring Street
###-##-####                        Midland, TX  79701

President, CEO, Treasurer and Director of Southwest Royalties, Inc. the Managing General Partner.

Coggin, Bill E.                    407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President and Chief Financial Officer of Southwest Royalties, Inc. the Managing General Partner.

Corey, H. Allen                    633 Chestnut Street
###-##-####                        Chattanooga, TN  37450-1800

Secretary  and  Director of Southwest Royalties, Inc. the Managing  General
Partner.

Paul L. Morris                     #7 Saddle Club Drive
###-##-####                        Midland, TX 79705

Director of Southwest Royalties, Inc. the Managing General Partner.

Tate, Jon P.                       407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President, Land and Assistant Secretary of Southwest Royalties, Inc. the Managing General Partner.

Morton, Richard B.                 407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President, Exploitation Manager of Southwest Royalties, Inc. the Managing General Partner.

Keathley, R. Douglas               407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President of Operations of Southwest Royalties, Inc. the Managing General Partner.

Person, J Steven                   407 N. Big Spring Street
###-##-####                        Midland, TX  79701

Vice-President of Marketing of Southwest Royalties, Inc. the Managing General Partner.